February 27, 1998
                                        VIA FACSIMILE

                                          (901) 528-8231

Universal Life Insurance Company
480 Linden Avenue
Memphis, Tennessee 38126

ATTN:  Dr. Benjamin L. Hooks, Chairman of the Board of Directors

Re: Amendments to Coinsurance Agreement to make it ready for parties to sign.

Dear Dr. Hooks:

This letter sets forth certain amendments to the 2-20-98 Discussion Draft of the Coinsurance Agreement and Administrative Services Agreement which I faxed to you and Allan Wade on 2-20-98, and related agreements. You and I have communicated to the effect that these two drafts are acceptable; however, this letter is to make certain changes, as follows:

1.   Closing Date

The Closing Date in Section 13.1 is changed from February 23, 1998, to March 3, 1998.

2.   List of Policies

Section 13.2 requires Universal to deliver a detail list of the Policies at Closing. You and I have discussed the problem that the "inforce list" of policies (at December 31) does not match (in terms of policy count and face amount) the aggregate reserve run, but that there should be a match . (A match makes it more likely that the inforce list is accurate; certainly a failure to match means that one or the other, or both, have errors.) By this amendment, Reinsurer agrees to accept the inforce list as it exists at Closing, even though it does not match the reserve run, and Universal agrees to continue to work on the task of providing an inforce list and a reserve run as of December 31, 1998, that match as to policy count and face amount, and the resulting inforce list of Policies shall be substituted for the inforce list delivered at Closing as evidence of the exact list of Polices as defined in the Coinsurance Agreement - which task Universal agrees to pursue with diligence until completed as aforesaid.

3.   Arbitration Agreement

The Coinsurance Agreement requires that the Administrative Services Agreement must be signed and delivered concurrently with the Coinsurance Agreement. By this amendment, it is agreed that the Arbitration Agreement must be executed and delivered by the parties concurrently with the execution and delivery of the Coinsurance Agreement.

4.   Schedule 4.1

Schedule 4.1 attached to the Coinsurance Agreement has certain changes that we have discussed (relating to the list of bonds). Also, the numbers change depending on the date of Closing. Enclosed is a revised Schedule 4.1 and related list of bonds, showing bonds with an aggregate book value of $9,444,570 and a total amount of assets to be transferred to American Capitol (line 20) of $40,869,082, based on a Closing Date of March 3. This
Schedule 4.1 replaces the one that I faxed to you and Allan as part of the Coinsurance Agreement on 2-20-98. I understand from my telephone discussion with you a few minutes ago when you had reviewed the first draft of this letter that you reserve the right to verify the accuracy of the computations in Schedule 4.1.

5.   Post-Closing Adjustment

Section 4.3 of the Coinsurance Agreement contemplated closing of the transaction prior to the completion by Universal of its 1997 Annual Statement but which in fact has now been completed. The Coinsurance Agreement contemplated the use of "estimated" numbers for certain amounts in
Schedule 4.1. The enclosed Schedule 4.1 includes December 31, 1998, reserves, due and deferred premiums and policy loans which Universal furnished to us. Accordingly, there will be no need to have the post-closing adjustment contemplated by Section 4.3.

6.   Mortgages

The mortgages listed on Schedule 4.1 are to be transferred at Closing pursuant to the "Master Assignment of Notes and Liens" and "Mortgage Portfolio Administrative Services Agreement" which have been approved by you and Allan. Since there is no reference to these documents in the Coinsurance Agreement, I am noting this arrangement here.

7.   Communications with Policyholders

While we have discussed the need to keep Reinsurer informed "in advance" of Universal's plans and progress in communicating with its policyholders, neither the Coinsurance Agreement nor the Administrative Services Agreement specifically address this issue. The point is that communications - say, communications relating to the discontinuance of collection of premiums at home sites, the so-called home service business - may have an important bearing on lapses, etc., and we need to feel that Universal will be entirely sensitive to the impact of any communications to the subject Policyholders which would affect the value of the Policies during the "Transition Period" in which Universal is administering the Policies. My understanding is that in our discussions you have agreed to keep us informed in advance of any communications, as above stated, but this needs to be a written commitment. Therefore, the amendment is:

     By this amendment of the Administrative Services Agreement, Universal agrees to furnish to Reinsurer not less than 5 business days in advance a copy of each and every communication to be sent to Policyholders, and to discuss same contemporaneously with Reinsurer, except for routine administrative communications, such as premium notices, beneficiary changes, answers to Policyholder questions regarding Policies, etc.

8.   Monthly Cash Settlement

By this amendment of the Administrative Services Agreement, the deadline for Universal to furnish the Monthly Cash Settlement for the month of January, 1998, to Reinsurer, is changed from February 28, 1998, to March 9, 1998.

9.   Equipment List

We have not received a reply to our latest comment on the equipment list.
We are willing to leave this issue open to resolution post-closing, relying on the parties making a good faith effort to complete the list in compliance with the requirements set forth in the Coinsurance Agreement promptly following Closing.

Upon acceptance of both parties of this letter setting forth the above amendments and agreements, this letter is to be executed and faxed by each party to the other along with the execution of the signature page of the Coinsurance Agreement, the Administrative Services Agreement and the Arbitration Agreement, to signify by each party their agreement expressed in said documents and this letter. When I arrive in Memphis on Monday in preparation for the Closing I will bring the documents to be executed and delivered in multiple copies for the files of the parties (except for the Arbitration Agreement, which has been signed by the two party arbitrators and has been sent to you). Note, however, that my acceptance and agreement to the above has one qualification which you and I just agreed to on the telephone when I reported the status of Republic-Vanguard's expected commitment, that is, I expect to receive the commitment before noon today: my acceptance and agreement is contingent upon receiving the commitment from Republic-Vanguard.

                     [Signatures appear on the next page.]
Sincerely yours,
                                   AGREED:
/s/William F. Guest                /s/Benjamin  L. Hooks
----------------------             ---------------------------
William F. Guest                   Benjamin L. Hooks
                                   Chairman of the Board
                                   Universal Life Insurance Company